Exhibit 10.4 (b)

LANDLORD’S CONSENT TO SUBLEASE

THIS AGREEMENT made as of March 31, 2003.

B E T W E E N :

SMITH & NEPHEW INC.

(the “Tenant”)

- and -

CATALINA LIGHTING CANADA, (1992) INC.

(the “Subtenant”)

- and -

TAG QUATTRO INC.

(the “Landlord”)

RECITALS:

1.	By a lease dated November 6, 1997 (the “Lease”) between the Landlord and the Tenant, the Landlord leased to the Tenant certain premises (the “Premises”) comprising approximately 48,534 square feet in the building municipally known as 185 Courtney Park Drive, Mississauga, Ontario, as more particularly described in the Lease, for a term of 10 years commencing on April 1, 1998 and ending on March 31, 2008, both dates inclusive, subject to the Tenant observing and performing all of the terms, covenants, conditions and provisions in the Lease on the part of the Tenant to be observed and performed (the “Lease Covenants”);

2.	The Lease contains a covenant on the part of the Tenant not to assign the Lease or sublet the whole or any part of the Premises without the Landlord’s consent;

3.	Pursuant to a Sublease made as of March 31, 2003 (the “Sublease”) between the Tenant and the Subtenant and attached as Schedule “A”, the Tenant has agreed to sublease to the Subtenant and the Subtenant has agreed to sublease from the Tenant the entire Premises, subject to obtaining the Landlord’s consent to such sublease;

4.	The Landlord has agreed to grant its consent to the sublease evidenced by the Sublease subject to and upon the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties covenant and agree as follows:

1.	Landlord’s Consent

The Landlord hereby consents to the Tenant subleasing the Premises to the Subtenant in accordance with the terms of the Sublease, subject to the following terms and conditions:

(a)	this consent does not in any way derogate from the rights of the Landlord under the Lease nor operate to release the Tenant from its obligation to observe and perform all of the Lease Covenants, and regardless of the sublease from the Tenant to the Subtenant, the Tenant shall continue to remain liable for all of the Lease Covenants during the balance of the term of the Lease, as same may be renewed or extended in accordance with the terms of the Lease. If the Subtenant is in default of any of the terms, covenants, conditions and provisions in the Sublease on the part of the Subtenant to be observed and performed (the “Sublease Covenants”), the Tenant shall exercise such of its rights contained in the Sublease as are necessary in order to cure, or caused to be cure, such default;

(b)	any default by the Subtenant of the Sublease Covenants shall constitute an Event of Default by the Tenant under the Lease entitling the Landlord to exercise its rights and remedies contained in the Lease;

(c)	this consent does not constitute a waiver of the necessity for obtaining the Landlord’s consent to any further assignments or sublettings in accordance with the provisions of the Lease;

(d)	this consent is given upon the express understanding that the Tenant and the Subtenant shall hereafter be jointly and severally responsible for and shall indemnify, reimburse and hold harmless the Landlord from and against the Landlord’s costs in connection with the preparation and negotiation of this Agreement and any reasonable additional documentation relating to this Agreement, the Landlord’s costs in investigating the Subtenant’s credit worthiness, the Landlord’s legal costs in connection with this matter and the cost to the Landlord of the time spent by its employees in connection with this matter;

(e)	by giving its consent pursuant to this Agreement, the Landlord does not acknowledge or approve of any of the terms of the Sublease, except for the actual sublease of the Premises to the Subtenant, and this consent does not constitute a ratification of any of the terms of the Sublease, nor is it a representation or warranty as to any of the matters contained in the Sublease, and the Landlord is not bound or estopped by any of the provisions of the Sublease. If any of the provisions contained in the Sublease are in conflict with any of the provisions contained in the Lease, the applicable provisions of the Lease shall prevail;

(f)	the Subtenant shall not be entitled to enter into and take possession of the Premises until it has delivered to the Landlord, in a form reasonably satisfactory to the Landlord, certificates of insurance which show that the Subtenant has taken out the policies of insurance which the Lease requires the Tenant to take out and maintain and that such policies contain all of the provisions and endorsements which the Lease requires, or, if required by the Landlord or any mortgagee of the Landlord, certified copies of each such insurance policy;

(g)	neither the Tenant nor the Subtenant shall be entitled to make any Alterations in or to the Premises (even if contemplated by the Sublease) without complying with the terms of section 9.04 of the Lease; and

(h)	the Tenant and the Subtenant shall, at their expense, promptly execute such further assurances with respect to the Premises as the Landlord reasonably requires from time to time.

The Tenant and the Subtenant acknowledge and agree with all of the foregoing terms and conditions.

2.	Use

Notwithstanding the uses which may be made of the Premises as described in the “Basic Provisions” of the Lease, the parties agree that the Subtenant shall be entitled to use the Premises for the supply and distribution of lighting supplies and other dry consumer goods or any other industrial or commercial uses as are permitted by all applicable laws..

3.	Subtenant’s Lease Covenants

(a)	The Subtenant hereby covenants and agrees with the Landlord that:

(i)	it will at all times during the term of the Sublease observe and perform all of the Lease Covenants (save and except for those contained in sections 10.01 (insofar as it relates to the uses which may be made of the Premises as described in the “Basic Provisions” of the Lease), 11.01(a)(iii) and 11.01(a)(vi) of the Lease) and all of the terms, covenants, conditions and provisions in the Sublease on its part to be observed and performed (the “Sublease Lease Covenants”). The Subtenant shall pay all rent payable under the Sublease directly to the Landlord and the Tenant hereby directs the Subtenant to make such payments to the Landlord. The Landlord shall (A) apply all monies so received from the Subtenant against the Rent payable by the Tenant to the Landlord under the Lease; and (B) if the Subtenant fails to pay such rent or is otherwise in default of its obligations under this Agreement, use its reasonable best efforts to give the Tenant a copy of any default notice which the Landlord provides to the Subtenant at the same time that it provides such default notice to the Subtenant;

(ii)	it will indemnify and save harmless the Landlord from all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, legal proceedings, penalties or other sanctions and any and all costs and expenses arising in connection therewith, including, without limitation, legal fees and disbursements on a solicitor and his own client basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals) for and in respect of any failure to observe and perform the obligations contained in section 3(a)(i);

(iii)	it has received a copy of the executed Lease and is familiar with and understands all of the terms of the Lease; and

(iv)

it hereby grants the Landlord a security interest in all of its Collateral (as that term is defined in section 20.08 of the Lease) on the same terms and conditions as contained in section 20.08 of the Lease and as if such provisions were set out in full in this

Agreement.

(b) The Subtenant hereby waives the benefit of sections 21 and section 39(2) of the Commercial Tenancies Act and acknowledges and agrees that, subject to section 3(c), upon the surrender, release, disclaimer or other termination of the Lease, the Sublease will automatically expire and the Subtenant will have no further rights in or to the Premises.

(c) If the Lease is terminated (unless due or otherwise attributable to a default by the Subtenant under the Sublease), surrendered or disclaimed and if there is not an outstanding Event of Default as defined in the lease made as of March 19, 1998, between the Subtenant, as tenant, and the Landlord pursuant to which the Subtenant leases other premises in the Building from the Landlord, then: (i) the Subtenant will rectify all existing defaults under the Lease (to the extent that the Tenant is responsible for same pursuant to the terms of this Agreement); and (ii) the Landlord and the Subtenant shall be deemed to have entered into a new lease for the Premises commencing on the date that the Lease is terminated, surrendered or disclaimed and continuing for the balance of the term of the Lease (as if it had not been terminated, surrendered or disclaimed) and otherwise on the same terms mutatis mutandis as the Lease and which new lease shall be deemed to contain the Subtenant’s covenant contained in section 3(c)(i). The Landlord may require the Subtenant to enter into such a new lease with the Landlord and the Subtenant shall do so within 10 business days following receipt of same from the Landlord, failing which the Subtenant shall be in default of such deemed new lease.

4.	Representations

The Tenant and the Subtenant represent and warrant to the Landlord that the Subtenant is not, directly or indirectly, paying any rent, fee or any other consideration in any form whatsoever to the Tenant in connection with the subleasing of the Premises to the Subtenant, except as set out in the Sublease.

5.	Extension of Subtenant’s Occupation

(a) Notwithstanding the fact that the term of the Sublease will expire on March 30, 2008, the parties agree that the Subtenant shall remain in occupation of the Premises until and including June 30, 2008, as a direct tenant of the Landlord on the same terms and conditions as those contained in the Lease (save and except for the permitted use of the Premises, which shall be as set out in section 2, and the provisions of sections 11.01(a)(iii) and 11.01(a)(vi) of the Lease), with appropriate changes to substitute the Subtenant in place of the Tenant. The Landlord agrees that the Tenant shall not be responsible for anything relating to the Premises arising following the expiry of the Lease, but, for greater certainty, this provision shall not relieve the Tenant from its obligations to observe and perform the Lease Covenants.

(b) In light of the provisions of section 5(a), the Tenant agrees that it shall not exercise its rights to extend the term of the Lease, which rights shall be deemed to be deleted from the Lease.

6.	Right to Extend

The Landlord and the Subtenant acknowledge and agree as follows:

(a)	they are parties to a lease made as of March 19, 1998, as amended by a Lease Amending Agreement made as of March 19, 1998 among the Subtenant, Catalina Lighting Inc. and the Landlord (collectively, the “Catalina Lease”), pursuant to which the Subtenant leases the balance of the Building from the Landlord (such premises being called the “Catalina Premises”);

(b)	the Catalina Lease contains an option (the “Extension Option”) allowing the Subtenant to elect to extend the term of the Catalina Lease for a further period of 5 years (the “Extended Term”) on the terms contained in the Extension Option;

(c)	if the Subtenant validly exercises the Extension Option in accordance with the terms of the Catalina Lease, then:

(i)	in determining the minimum rent payable by the Subtenant during the Extended Term in accordance with the terms of the Extension Option, the premises being leased under the Catalina Lease during the Extended Term will be deemed to comprise the entire Building and such minimum rent shall not be less than $5.74 per square foot of the area of the Building; and

(ii)	the Catalina Lease shall be deemed to be amended effective July 1, 2008, as follows:

(A)	the Catalina Premises shall be deemed to be expanded so as to comprise the whole of the Building; and

(B)	the Subtenant’s Proportionate Share (as defined in the Catalina Lease) shall be deemed to be 100%.

7.	Tenant’s Termination Right

The Tenant agrees that it shall not exercise its right to terminate the Lease as set out in section 3.04 of the Lease provided that the Subtenant is not in default of its obligations under the Sublease on or prior to August 31, 2005.

8.	General Contract Provisions

(a) Recitals—Each of the parties represents and warrants to each of the others that the recitals set out above are true and correct in substance and fact, as each such recital relates to each party, and are incorporated as an integral part of this Agreement.

(b) Entire Agreement—This Agreement, and all documents referred to in this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties or other agreements, whether oral or written, between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding on the parties unless same is in writing and signed by all of the parties.

(c) References to Articles—Any reference to a section or Schedule in this Agreement shall be deemed a reference to the applicable Article, section or Schedule contained in or attached to this Agreement and to no other agreement or document unless specific reference is made to such other agreement or document.

(d) Applicable Law—This Agreement shall be construed in accordance with the laws of the Province of Ontario (other than Ontario principles of conflicts of law) and the laws of Canada applicable in the Province of Ontario and shall be treated in all respects as an Ontario contract. All disputes arising out of or in connection with or in relation to this Agreement shall be submitted to the jurisdiction of the courts of the province of Ontario which shall have exclusive jurisdiction over any such dispute. Each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

(e) Notice—Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given if (i) delivered personally; (ii) sent by prepaid courier service; (iii) sent by registered mail; or (iv) sent by prepaid fax, telex or other similar means of electronic communication, in the case of notice to:

(A)	the Tenant, at: 4707 Levy Street, St. Laurent, Quebec H4R 2P9

Attention: Feroz Kassam	Fax No. 514-956-1431

(B)	the Subtenant, at: the Premises

Attention: Andre Gougeon	Fax No. 905-795-2977

together with a copy to: Catalina Lighting, Inc., 18191 N.W. 68th Avenue, Miami, Florida 33015

Attention: Stephen G. Marble

(C)	the Landlord, at: 3700 Steeles Avenue West, Suite 600, Vaughan, Ontario L4L 8K8

Attention: Aldo Gottardo	Fax No. 905-761-6588

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day such notice or other communication shall be deemed to have been given and received on the next following Business Day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third Business Day following the date of mailing. Any notice or other communication transmitted by fax, telex or other similar form of electronic communication shall be deemed given and received on the day of its transmission provided that such day is a Business Day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed given and received on the first Business Day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then no notice or other communication may be delivered by registered mail.

(f) Counterparts and Execution by Fax—This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered to all of the parties shall be deemed to be and shall be read as a single agreement among the parties. In addition, execution of this Agreement by any of the parties may be evidenced by way of a faxed transmission of such party’s signature (which signature may be by separate counterpart), or a photocopy of such faxed transmission, and such faxed signature, or photocopy of such faxed signature, shall be deemed to constitute the original signature of such party to this Agreement.

(g) Binding Effect—This Agreement shall enure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out on the first page of this Agreement.

SMITH & NEPHEW INC.	CATALINA LIGHTING CANADA, (1992) INC.

Per:_/s/ Teresa Mattarelli	Per: /s/ Stephen G. Marble
Name: Teresa Mattarelli	Name: Stephen G. Marble
Title: Business Unit Manager	Title: V.P.

Per: /s/ Sandra Broccoli
Name: Sandra Broccoli		Name:
Title: Corporate Secretary		Title:

TAG QUATTRO INC.

Per: Illegible
	Name:	Illegible
	Title:	CEO